Exhibit 21.1

Subsidiaries of the Registrant

State or Other Jurisdiction of
Subsidiary	Incorporation/Organization

brokersXpress Illinois, Inc.	Illinois
bX Holdings, LLC	Delaware
brokersXpress, LLC	Illinois
Open E Cry, LLC	Ohio
optionsXpress, Inc.	Delaware
optionsXpress Australia Pty Limited	Australia
optionsXpress Canada Corp.	Nova Scotia
optionsXpress Europe, B.V.	The Netherlands
optionsXpress Europe, LLC	Delaware
optionsXpress International, Inc.	Delaware
optionsXpress Singapore, LLC	Delaware
optionsXpress Singapore Pte Ltd.	Singapore
OX Australia, LLC	Delaware
OX Singapore, LLC	Delaware
OX Trading, LLC	Delaware
Paragon Futures Group, Inc.	Delaware
Xpresstrade, LLC	Illinois
Hubb Financial Group Pty Ltd.	Australia
OXE, LLC	Delaware
Lanai Partners, LLC	Delaware
Optionetics Pty Ltd.	Australia
Investment Educators Asia Pte Ltd.	Republic of Singapore
Investment Educators Hong Kong Pte Ltd.	Republic of Singapore
Hubb Pty Ltd.	Australia
The Hubb Organization Pty Ltd.	Australia
Hubb Events India Pty Ltd.	India
Hubb Financial LLC	California
Bonistra Pty Ltd.	Australia
Hubb Financial Institute Pty Ltd.	Australia
Investment Educators Australia Pty Ltd.	Australia
Optionetics, Inc.	Delaware
Optionetics Finance, LLC	Delaware